Trinity3 Corporation

PROMISSORY NOTE

$250,000.00                                            February 11, 2004

FOR VALUE RECEIVED, Trinity3 Corporation, a Delaware corporation (the "Company"), hereby promises to pay to the order of Chris McDonald, an individual, (the "Holder"), in immediately available funds, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00). The principal hereof and any unpaid accrued interest thereon shall be due and payable in two (2) installments (unless such payment date is accelerated as provided in Section 3 hereof) as follows:

(a)  on or before May 11, 2004, the Company shall pay to Holder a principal reduction payment of $150,000; and

(b)  on or before August 9, 2004, the Company shall pay to Holder the remaining principal due hereunder in the amount of $100,000.

Notwithstanding the foregoing installment schedule, the Company may be entitled to reduce the amount of any payment due hereunder as an offset for Losses incurred and actually paid by the Company pursuant to Section 6.3.2 of that certain Reorganization and Stock Purchase Agreement dated February 4, 2004 by and between the Company, Skyline Orthopedics, Inc., and the Holder (the "Reorganization Agreement").

Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 4 hereof. The outstanding principal balance hereof will not accrue or earn interest unless and until a default occurs as set forth in Section 3.

1.  PREPAYMENT. The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note, without penalty or premium, provided that concurrently with each such prepayment the Company shall pay accrued interest on the principal, if any, so prepaid to the date of such prepayment.

2.  TRANSFERABILITY. This Note may not be transferred or assigned by the Company or the Holder without the express written consent of both parties.

3.  DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a)   The non-payment, when due, of any principal or interest pursuant to this Note;

(b)   The material breach of any representation or warranty in this Note;

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(c)   The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

(d)   The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

In the event the Holder becomes aware of a breach of Section 3(a) or (b), the Holder shall notify the Company in writing of such breach and the Company shall have five (5) business days after notice to cure such breach. Following the cure period, upon the occurrence of any Default or Event of Default as set forth in paragraph 3(a) or (b), the Holder, may, by written notice to the Company, exercise one of the following remedies:

(i)   Declare the entire unpaid principal amount, together with interest thereon accruing at the rate of ten percent (10%) per annum beginning on the date of default, immediately due and payable, in which event it shall immediately be and become due and payable;

(ii)        holder may, in its sole discretion, but not more often than once every thirty (30) days: (A) elect to convert the unpaid principal amount, or any part of it, into restricted common stock of the Company at a conversion price equal to the closing price for the Company’s common stock on the date of each default (after the applicable cure period); and/or (B) not more often than once every thirty (30) days, elect to convert the accrued interest on the unpaid principal amount into restricted common stock of the Company at a conversion price equal to the closing price for the Company’s common stock on the date of each default (after the applicable cure period); or

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(iii)       exercise an option, granted herein, to purchase one hundred percent (100%) of the outstanding securities (the "Skyline Securities") of Skyline Orthopedics, Inc., a California corporation ("Skyline"), from the Company for the sum of one dollar ($1.00). If Holder elects to exercise his option hereunder he must, simultaneously with the transfer of the Skyline Securities, return to the Company (a) all amounts paid to Holder by the Company as the purchase price for the Company’s purchase of Skyline under the Reorganization Agreement, including any and all amounts paid to Holder under this Note, except for $100,000 which shall be kept by Holder as a liquidated damages to compensate Holder for the costs and expenses which it will incur as a result of Company’s default, and (b) all shares of common stock issued or transferred to Holder as the purchase price for the Company’s purchase of Skyline under the Reorganization Agreement.

Should Holder exercise the option to repurchase the Skyline Securities provided in Section 3(d) (iii), the Company agrees as follows:

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS PROMISSORY NOTE OR THE REORGANIZATION AGREEMENT, IF HOLDER EXERCISES ITS REPURSCHASE OPTION AS SPECIFIED IN SECTION 3(d)(iii) HEREIN, HOLDER SHALL BE ENTITLED TO RETAIN $100,000.00 OF THE PURCHASE PRICE PAID TO HOLDER FOR THE SKYLINE SECURITIES PURSUANT TO THE REORGANIZATION AGREEMENT AS HOLDER’S LIQUIDATED DAMAGES. THE COMPANY AGREES THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY HOLDER AS A RESULT OF ITS EXERCISE OF ITS ELECTION OF THE REPURCHASE OPTION SPECIFIED IN SECTION 3(d)(iii) HEREIN, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS PROMISSORY NOTE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH HOLDER WILL INCUR AS A RESULT OF SUCH EXERCISE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT HOLDER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS' FEES, NOR WAIVE OR AFFECT HOLDER’S RIGHTS AND THE COMPANY’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THE REORGANIZATION AGREEMENT. THE COMPANY ACKNOWLEDGES THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO HOLDER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677.

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 Company’s Initials

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Upon the occurrence of an Event of Default as set forth in paragraph 3(c) or (d) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

In the event any payment is not received by Holder within 15 days after the same is due, the Company shall pay to Holder a one-time late charge of ten percent (10%) of the amount of the overdue payment. This provision for late charges shall not be deemed to extend the time for payment or be a "grace period." Imposition of late charges is not contingent upon the giving of any notice or lapse of any cure period.

4.          NOTICES. Notices to be given hereunder shall be given as set forth in the Reorganization Agreement.

5.          REPRESENTATIONS AND WARRANTIES. The Company hereby makes the following representations and warranties to the Holder:

(a)   Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the state of its formation and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(b)   Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this note and to issue and sell this note. The execution, delivery and performance of this note by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This note when executed and delivered, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)   Disclosure. Neither this note nor any other document, certificate or instrument furnished to the Holder by or on behalf of the Company in connection with the transactions contemplated by this note contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

6.   CONSENT TO JURISDICTION AND SERVICE OF PROCESS. The Company consents to the jurisdiction of any federal or state court in the County of Orange, State of California.

7.   GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY THEREIN, WITHOUT GIVING EFFECT TO THE RULES OR PRINCIPLES OF CONFLICTS OF LAW.

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8.   ATTORNEYS FEES. In the event the Holder or any holder hereof shall refer this note to an attorney for collection, the Company agrees to pay all the costs and expenses incurred in attempting or effecting collection hereunder or enforcement of the terms of this note, including reasonable attorney's fees, whether or not suit is instituted.

9.   CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

10.   SECURITY. This note is guaranteed by Skyline pursuant to a Guaranty of even date herewith, and secured by and entitled to the benefits of a certain Security Agreement (the "Security Agreement") dated as of even date herewith, among Skyline and the Holder.

11.   WAIVER OF TRIAL BY JURY. The Company hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this note, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this note or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. The Company agrees that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that Holder may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the Company to waiver of its right to trial by jury.

IN WITNESS WHEREOF, the Company has signed and sealed this Note and delivered it as of February 11, 2004.

Trinity3 Corporation, a Delaware corporation /s/ Steven D. Hargreaves By: Steven D. Hargreaves Its: President	Trinity3 Corporation, a Delaware corporation /s/ Shannon T. Squyres By: Shannon T. Squyres Its: Chief Executive Officer

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